Back to Form 8-K
Exhibit 4.2

EXECUTION VERSION

WELLCARE HEALTH PLANS, INC.
$600,000,000
5.75% Senior Notes due 2020
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 14, 2013
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

i

Section 3.08 Offer To Purchase.	46

ARTICLE 4.

ADDITIONAL COVENANTS
Section 4.01 SEC Reports.	49
Section 4.02 Incurrence of Indebtedness and Issuance of Preferred Stock.	49
Section 4.03 Restricted Payments.	54
Section 4.04 Liens.	58
Section 4.05 Asset Sales.	58
Section 4.06 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.	61
Section 4.07 Transactions with Affiliates.	63
Section 4.08 Designation of Restricted and Unrestricted Subsidiaries.	64
Section 4.09 Repurchase at the Option of Holders Upon a Change of Control.	64
Section 4.10 Limitation on Issuances of Guarantees of Indebtedness.	65
Section 4.11 Covenant Termination.	66
Section 4.12 Stay, Extension and Usury Laws.	69

ARTICLE 5.

SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of Assets.	70
Section 5.02 Successor Corporation Substituted.	71

ARTICLE 6.

DEFAULTS AND REMEDIES
Section 6.01 Events of Default.	71
Section 6.02 Acceleration.	74
Section 6.03 Limitation on Suits.	74

ARTICLE 7.

TRUSTEE
Section 7.01 Rights and Duties of Trustee.	75

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.	75
Section 8.02 Legal Defeasance and Discharge.	75
Section 8.03 Covenant Defeasance.	76
Section 8.04 Conditions to Legal or Covenant Defeasance.	76

ii

Section 8.05 Deposited Cash and Government Securities to be Held in Trust; Other
Miscellaneous Provisions.	78
Section 8.06 Repayment to Company.	78
Section 8.07 Reinstatement.	79

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.	79
Section 9.02 With Consent of Holders of Notes.	80
Section 9.03 Compliance with Trust Indenture Act.	81
Section 9.04 Trustee to Sign Amendments, etc.	81

ARTICLE 10.

SUBSIDIARY GUARANTEES
Section 10.01 Subsidiary Guarantee.	82
Section 10.02 Limitation on Guarantor Liability.	84
Section 10.03 Execution and Delivery of Subsidiary Guarantee.	84

ARTICLE 11.

SATISFACTION AND DISCHARGE
Section 11.01 Satisfaction and Discharge.	85
Section 11.02 Deposited Cash and Government Securities to be Held in Trust; Other
Miscellaneous Provisions.	86
Section 11.03 Repayment to Company.	86

ARTICLE 12.

MISCELLANEOUS
Section 12.01 Trust Indenture Act Controls.	87
Section 12.02 Notices.	87
Section 12.03 Governing Law.	88
Section 12.04 No Personal Liability of Directors, Officers, Employees and Stockholders.	88
Section 12.05 Successors.	89
Section 12.06 Severability.	89
Section 12.07 Counterpart Originals.	89
Section 12.08 Table of Contents, Headings, etc.	89
Section 12.09 Supplemental Indenture Governs.	89
Section 12.10 Responsibility for Recitals, Etc.	89

iii

This FIRST SUPPLEMENTAL INDENTURE dated as of November 14, 2013 (this “Supplemental Indenture”) is by and between WellCare Health Plans, Inc. (the “Company”), a Delaware corporation and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
WHEREAS, the Company and the Trustee executed and delivered the indenture, dated as of November 14, 2013 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Securities (as defined in the Base Indenture);
WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of the Securities under the Base Indenture to be known as its “5.75% Senior Notes due 2020”, the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;
WHEREAS, the Board of Directors of the Company pursuant to resolutions duly adopted on November 6, 2013, have duly authorized the issuance of $600,000,000 aggregate principal amount of such 5.75% Senior Notes due 2020 (the “Initial Notes”), and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;
WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Article Nine of the Base Indenture to establish the terms of the Notes (as defined herein) in accordance with Section 301 of the Base Indenture and to establish the form of the Notes in accordance with Section 201 of the Base Indenture;
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and
WHEREAS, all things and acts necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, valid and binding obligation of the Company, have been performed, and the execution and delivery of this Supplemental Indenture and the Notes has been duly authorized in all respects.
For and in consideration of the premises and purchase by the Holders of the Initial Notes, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes (as defined herein), it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
Capitalized terms used herein but not defined shall have the meanings assigned to them in the Base Indenture unless otherwise indicated. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” means, subject to the Company’s compliance with Section 4.02 hereof, any additional 5.75% Senior Notes due 2020 issued from time to time after the Issue Date under the terms of the Indenture other than pursuant to Sections 2.08, 2.09, 2.12 or 3.06 of this Supplemental Indenture.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(1)    1.0% of the then outstanding principal amount of the Note; or
(2)    the excess of:
(a)    the present value at such Redemption Date of (i) the Redemption Price of the Note at November 15, 2016, (such Redemption Price being set forth in Paragraph 5 of such Note); plus (ii) all required interest payments due on the Note through November 15, 2016, (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)    the then outstanding principal amount of the Note.
“ASC” means the Financial Accounting Standards Board’s Accounting Standards Codification.
“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales, leases, transfers, conveyances or other dispositions of products, services, accounts receivable or inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Supplemental Indenture described in Section 4.09 hereof and/or the provisions described in Section 5.01 hereof and not by the provisions described under Section 4.05 hereof.
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:
(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (a) $30.0 million and (b) 1.0% of Consolidated Total Assets;
(2)    a sale, lease, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries;
(3)    an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(4)    a sale, lease, transfer, conveyance or other disposition effected in compliance with the provisions described under Section 5.01 hereof;
(5)    a Restricted Payment or Permitted Investment that does not violate Section 4.03 hereof;
(6)    the disposition of Equity Interests in Permitted Joint Ventures;
(7)    a transfer of property or assets that are obsolete, damaged or worn out equipment and that are no longer useful in the conduct of the Company or its Subsidiaries’ business and that is disposed of in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole);
(8)    a Sale/Leaseback Transaction, provided that at least 75% of the consideration paid to the Company or the Restricted Subsidiary for such Sale/Leaseback Transaction consists of cash received at closing;
(9)    the disposition of Receivables and Related Assets in a Qualified Securitization Transaction;
(10)    any Asset Swap;
(11)    the disposition of any Permitted Market Investment;

(12)    the unwinding of any Hedging Obligations;
(13)    the termination, surrender or sublease of leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business;
(14)    the sale or other disposition of cash or Cash Equivalents;
(15)    transfers, conveyances or other dispositions of any real property resulting from any condemnation or eminent domain;
(16)    the settlement or write-off of accounts receivable in the ordinary course of business;
(17)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(18)    the granting of Liens not prohibited by Section 4.04 hereof;
(19)    the lease, sublease or license or sublicense in the ordinary course of business of real or personal property, including patents, trademarks and other intellectual property rights that do not materially interfere with the business of the Company or any of its Restricted Subsidiaries (as determined in good faith by an officer of the Company); and
(20)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.
“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any properties or assets or interests used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash received from such purchase and sale or exchange must be applied in accordance with Section 4.05 hereof.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee or managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day other than a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the date of this Supplemental Indenture. In the event of a change under GAAP (or the application thereof) requiring all leases to be capitalized, only those leases that would result or would have resulted in Capital Lease Obligations on the date of this Supplemental indenture (assuming for purposes hereof that they were in existence on the date of this Supplemental Indenture) shall be considered Capital Lease Obligations and all calculations and deliverables under the indenture shall be made in accordance herewith.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
provided that no warrants, options, rights or obligations to purchase Capital Stock purchased in a Permitted Bond Hedge Transaction or sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall constitute Capital Stock.
“Cash Equivalents” means:
(1)    United States dollars;

(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;
(3)    certificates of deposit and Eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million;
(4)    repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 12 months after the date of acquisition;
(6)    readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;
(7)    Indebtedness issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding 24 months from the date of acquisition; and
(8)    money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;
(3)    the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
(4)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
“Change of Control Event” means (a) prior to the Covenant Termination Date, a Change of Control and (b) after the Covenant Termination Date, a Change of Control together with a Rating Decline.
“Company Order” means a written order signed in the name of the Company by an Officer and delivered to the Trustee or, with respect to Sections 2.02, 2.08, 2.09 and 2.12 hereof, any other employee of the Company named in an Officer’s Certificate delivered to the Trustee.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:
(1)    provision for taxes or assessments based on income, profits or insurance premiums, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)    Consolidated Interest Expense, to the extent such expense was deducted in computing Consolidated Net Income; plus
(3)    any fees, expenses or charges related to any Equity Offering, Permitted Investment, Hedging Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Supplemental Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the offering of the notes (and the use of proceeds thereof), a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction, in each case, to the extent that such fees, expenses or charges were deducted in computing Consolidated Net Income; plus
(4)    the amount of any restructuring charge, integration costs or other business optimization expenses or reserve to the extent such charges, costs or expenses were deducted in computing such Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the date of this Supplemental Indenture in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 1.0% of the consolidated revenue of such Person and its Restricted Subsidiaries for any consecutive four quarters, to the extent such expense was deducted in computing Consolidated Net Income; plus

(5)    depreciation, depletion, amortization or write-downs of goodwill and other non-cash charges or expenses (excluding any cash payment made during the period with respect to any non-cash charge in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, write-downs of goodwill and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
(6)    severance payments to management, non-cash stock-based compensation expense, and net income attributable to non-controlling interests in the Company’s non-wholly-owned Subsidiaries to the extent such net income is received by the Company in cash; plus
(7) any non-cash impairment charge or asset write-off pursuant ASC 360 and ASC 350 or any successor pronouncement, to the extent such expense was deducted in computing Consolidated Net Income; plus
(8)    any extraordinary, non-recurring or unusual items (excluding any cash payment made during the period with respect to any extraordinary, non-recurring or unusual item in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such extraordinary, non-recurring or unusual items were deducted in computing such Consolidated Net Income; plus
(9)    costs, fees and expenses of legal counsel and other advisors, and the amount of any settlement, paid during such period in connection with (1) the Investigation and (2) other civil litigation matters relating to the subject matter of the Investigation, to the extent that such costs, fees and expenses were deducting such Consolidated Net Income; plus
(10)    accretion of settlement discount; minus
(11)    non-cash gains and all non-cash items of income increasing such Consolidated Net Income for such period (provided that, to the extent previously subtracted from Consolidated Cash Flow for the purposes of this Supplemental Indenture, any cash payment received during such period in respect of any non-cash gains or non-cash items of income in a prior period shall be added in computing Consolidated Cash Flow during the period in which such cash payment is received), in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount and bond premium, the interest component of Capital Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if interest rate Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees); plus

(2)    consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; minus
(3)    interest income for such period; minus
(4)    any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement).
For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the consolidated Net Income of such Person and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any Net Income (loss) of any Person if such Person is not a Restricted Subsidiary except that subject to the limitations contained in clauses (2) and (3) below, the Company’s equity in the Net Income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution;
(2)    Net Income or loss of any Person for any period prior to the acquisition of such Person by the Company or a Restricted Subsidiary, or the Net Income or loss of any Person who succeeds to the obligations of the Company under the Indenture for any period prior to such succession;
(3)    the cumulative effect of a change in accounting principles;
(4)    any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement);
(5)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations;
(6)    the net after-tax effect of any extraordinary, non-recurring or unusual items
(7)    any after tax gains (loss) attributable to sales of assets out of the ordinary course of business;
(8)    the amount of any restructuring charge, integration costs or other business optimization expenses or reserve, including any one-time costs incurred in connection with acquisitions after the date of the indenture in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 1.0% of the consolidated revenue for any consecutive four quarters;

(9)    any fees, expenses or charges related to any Equity Offering, Permitted Investment, Hedging Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the offering of the notes (and the use of proceeds thereof), a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction; and
(10)    any non-cash impairment charge or asset write-off pursuant to Accounting Standards Codification 360 and Accounting Standards Codification 350 or any successor pronouncement.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)    was a member of such Board of Directors on the date of this Supplemental Indenture; or
(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Contribution Indebtedness” means Indebtedness of the Company in an aggregate principal amount not to exceed the aggregate amount of cash received by the Company after the Issue Date from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of the Company); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution, (b) is designated as “Contribution Indebtedness” pursuant to an Officer’s Certificate on the date of its incurrence and (c) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments for purposes of Section 4.03 hereof. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be an Equity Offering for purposes of Paragraph 5 of the Notes.
“Credit Agreement” means the Credit Agreement expected to be entered into by the Company and the lenders party thereto on or after the Issue Date.
“Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Credit Agreement), note purchase agreements, indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and by means of sales of debt securities to institutional investors) in whole or in part from time to time under the same or any other agent, lender or group of lenders, underwriter or group of underwriters and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by Section 4.02 hereof.
“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Supplemental Indenture.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated HMO Subsidiary” means a Subsidiary of the Company designated or intended to be an HMO subject to obtaining the required licenses and certificates of authority necessary to operate as an HMO; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.
“Designated Insurance Subsidiary” means a Subsidiary of the Company designated or intended to be doing business (or required to qualify or to be licensed) under the Insurance Regulations subject to obtaining the required licenses and certificates of authority necessary to operate as a Person doing business (or required to qualify or to be licensed) under the Insurance Regulations; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.
“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note legend set forth in Exhibit A and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provisions of this Supplemental Indenture.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.03 hereof.
“dollars” and the sign “$” mean the lawful money of the United States of America.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any private or public sale of Capital Stock (other than Disqualified Stock) of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” means the Credit Agreement between the Company, The WellCare Management Group, Inc., J.P. Morgan Chase Bank, N.A., as administrative agent and the other lenders party thereto dated August 1, 2011 (as amended to date).
“Existing Indebtedness” means Indebtedness existing on the Issue Date (other than Indebtedness under this Supplemental Indenture and the Credit Agreement).
“Fair Market Value” means, with respect to any Asset Sale or Restricted Payment or other item, the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Company.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the

Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    Investments, dispositions and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; and
(2)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in each case, such adjustments are set forth in an officer’s certificate signed by the Company’s principal financial officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith belief of the officer executing such Officer’s Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Supplemental Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).
Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    Consolidated Interest Expense of such Person for such period; plus
(2)    all cash dividend payments (excluding items eliminated in consolidation) or any series of preferred stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Global Note” or “Global Notes” means the Notes in the form established pursuant to Section 2.03 hereof, evidencing all or part of the Notes issued to the Depositary or its nominee and registered in the name of such Depositary or nominee.
“Government Securities” means securities that are:
(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
“Guarantor” means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Supplemental Indenture and its respective successors and assigns.
“Hedging Obligations” means, with respect to the Company or any of its Restricted Subsidiaries, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other arrangements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
“HMO” means any health maintenance organization or managed care organization, any person doing business as a health maintenance organization or managed care organization, or any person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable law (including HMO Regulations).
“HMO Business” means the business of operating an HMO or other similar regulated entity or business.
“HMO Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any HMO Subsidiary, including Part 422 of Chapter IV of Title 42 of the Code of Federal Regulations and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including Part 417 of Chapter IV of Title 42 of the Code of Federal Regulations).
“HMO Subsidiary” means WellCare of New York, Inc., WellCare of Connecticut, Inc., WellCare of Florida, Inc., WellCare of Louisiana, Inc., WellCare of Ohio, Inc., WellCare Health Plans of New Jersey, Inc., WellCare of Georgia, Inc., WellCare of Texas, Inc., WellCare of South Carolina, Inc., Missouri Care Incorporated, Easy Choice Health Plan, Inc. and Harmony Health Plan of Illinois, Inc., and any other existing or future U.S. Subsidiary that shall become capitalized or licensed as an HMO, shall conduct HMO Business or shall provide managed care services.
“Holder” means a Person in whose name a Note is registered in the Note Register.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof), but excluding letters of credit, surety bonds and performance bonds entered into in the ordinary course of business to the extent such letters of credit, surety bonds and performance bonds are not drawn upon or are cash collateralized;
(3)    the principal component in respect of banker’s acceptances;
(4)    representing Capital Lease Obligations;
(5)    representing the balance deferred and unpaid of the purchase price of any property, except (a) any such balance that constitutes an accrued expense or Trade Payable or (b) any earn‑out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
(6)    representing the net termination value of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, Permitted Warrant Transactions shall not constitute “Indebtedness”. For the avoidance of doubt, any amounts due and payable in connection with the Investigation and other civil litigation matters relating to the Investigation shall not constitute Indebtedness for any purpose hereunder to the extent such due and payable amounts do not constitute debt, indebtedness or liabilities under GAAP that are referenced in clauses (1) through (6) above.
The amount of any Indebtedness outstanding as of any date will be:
(a)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
(b)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
Notwithstanding the foregoing, Indebtedness shall be deemed to exclude (a) contingent obligations incurred in the ordinary course of business (not in respect of borrowed money); (b) deferred or prepaid revenues or marketing fees; (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (d) obligations under or in respect of a Qualified Securitization Transaction (but including the excess, if any, of the amount of the obligations thereunder or in respect thereof over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that the Company or any Subsidiary other than a Securitization Subsidiary is directly or indirectly liable for such excess); and (e) obligations to make payments in respect of funds held under escrow arrangements in the ordinary course of business.

Notwithstanding anything in this Supplemental Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Supplemental Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Supplemental Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Supplemental Indenture.
“Insurance Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any Insurance Subsidiary.
“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business and that is regulated by the relevant governmental authority.
“Investigation” means the civil, criminal, or administrative investigations or inquiries of the Company and its Subsidiaries by federal or state governmental authorities, including but not limited to the United States Attorney’s Office for the Middle District of Florida, the SEC, state governmental regulators, and any other federal or state agencies, departments, or other regulatory bodies or authorities, or otherwise relating to the foregoing matter, in each case as disclosed under Part I, Item. 3 in the Company’s annual reports on Form 10-K for the periods ended December 31, 2010 and 2011.
“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit security deposits and advances to customers or suppliers, and commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.03(c) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 4.03(c) hereof. Except as otherwise provided in this Supplemental Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means November 14, 2013.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.
“Limited Originator Recourse” means a reimbursement obligation of the Company in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that the Company’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by the Company pursuant to the covenant described above under Section 4.02 hereof.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries; and
(2)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
“Net Proceeds” means the aggregate cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow agreement, as the case may be.
“Non-Recourse Debt” means Indebtedness:
(1)    as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and
(2)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries;
in each case other than with respect the pledge of Equity Interests of any obligor securing such Indebtedness.
“Notes” means the Initial Notes and any Additional Notes.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.
“Officer’s Certificate” means a certificate signed by an Officer and delivered to the Trustee.
“Opinion of Counsel” shall have the meaning assigned to such term in the Base Indenture.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and any other healthcare business related, ancillary or complementary (including any reasonable extension, development or expansion) to any such business.
“Permitted Convertible Indebtedness” means Indebtedness of the Company permitted to be incurred under the terms of this Supplemental Indenture that is either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock).
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Investments” means:
(1)    any Investment in the Company or a Restricted Subsidiary;
(2)    any Investment in Cash Equivalents;
(3)    any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary; or
(b)    such Person is, in one transaction or a series of related transactions, merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.05 hereof or any other disposition of assets not constituting an Asset Sale;
(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors, health care providers or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, health care provider or customer or (B) litigation, arbitration or other disputes;
(7)    Hedging Obligations;

(8)    Investments the payment for which is Capital Stock (other than Disqualified Stock) of the Company;
(9)    Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;
(10)    loans and advances to directors, officers and employees of the Company or any of its Restricted Subsidiaries in an aggregate amount for all such loans and advances not to exceed $10.0 million at any time outstanding;
(11)    any Investments existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investments consisting of an extension, modification or renewal of any Investments existing on, or made pursuant to a binding commitment existing on, the Issue Date;
(12)    Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(13)    loans and advances to directors, officers and employees of the Company or any of its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;
(14)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15)    guarantees issued in accordance with Section 4.02 and Section 4.10 of this Supplemental Indenture;
(16)    Investments consisting of purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(17)    guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(18)    Permitted Market Investments;
(19)    Investments in Permitted Joint Ventures in an amount not to exceed at any one time outstanding the greater of (a) $120.0 million and (b) 4.0% of the Company’s Consolidated Total Assets;

(20)    Investments by the Company or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;
(21)    Permitted Bond Hedge Transactions which constitute Investments;
(22)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets;
(23)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit, in each case in the ordinary course of business;
(24)    Indebtedness and Guarantees permitted under the indenture;
(25)    Investments in prepaid expenses, negotiable instruments held for collection and lease, and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(26)    required advances and (ii) other advances to contract providers in an amount not to exceed (A) with respect to any contract provider (and its Affiliates) individually, $40.0 million at any time outstanding and (B) with respect to contract providers collectively, the dollar equivalent of two percent (2.0%) of the aggregate annual consolidated medical expenses of the Company and its Restricted Subsidiaries on a consolidated basis for the immediately preceding fiscal year;
(27)    deposits in the ordinary course of business to secure the performance of leases;
(28)    receivables owing to the Company any of its Restricted Subsidiaries in connection with deferred premium obligations or endorsements for collection or deposit, in each case created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
(29)    Investments consisting of, or made pursuant to, capital support or other similar keep-well agreements, or Guarantees thereof, guaranteed by the Company or any Restricted Subsidiary that constitute insurance contracts, or Guarantees of insurance products written by, or the performance of, any Restricted Subsidiary, in each case in the ordinary course of business consistent with business practices in effect on the date of the indenture;
(30)    Investments in any HMO Subsidiary or any Insurance Subsidiary (other than any Designated HMO Subsidiary or any Designated Insurance Subsidiary) in an aggregate amount reasonably necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum Statutory Net Worth threshold required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency; and

(31)    Investments in any Designated HMO Subsidiary or any Designated Insurance Subsidiary in an aggregate amount necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum amount of capital as required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency; provided that such investments may not be made at any time after the occurrence and during the continuance of an Event of Default.
“Permitted Joint Venture” means any joint venture that the Company or any of its Restricted Subsidiaries is a party to that is engaged in a Permitted Business.
“Permitted Liens” means:
(1)    Liens in favor of the Company or its Restricted Subsidiaries;
(2)    Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were permitted by the terms of this Supplemental Indenture to be incurred pursuant to Sections 4.02(a) or 4.02(b)(1) hereof or securing Hedging Obligations related thereto; provided that the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the greater of (a) the greater of (x) $450.0 million and (y) 15.0% of Consolidated Total Assets and (b) the maximum aggregate principal amount of Indebtedness (as of the date of granting of any such Liens and after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom) that can be incurred without exceeding a Secured Debt Ratio of 2.00 to 1.00 (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to Section 4.02(b)(14) hereof);
(3)    Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary or on the property or assets of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property or assets of the Company or any Restricted Subsidiary;
(4)    Liens for taxes, assessments or other governmental charges or claims not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;
(5)    Liens on any property or assets existing at the time of the acquisition thereof by the Company or any Restricted Subsidiary of the Company or existing on any property or asset of any Person that becomes a Restricted Subsidiary of the Company, or is merged with, or consolidated into, the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property or assets of the Company or the Restricted Subsidiary;
(6)    Liens to secure the performance of statutory obligations, surety or appeal bonds, tenders, bids, trade contracts, leases, government contracts, performance bonds, landlords, carriers, warehousemen, mechanics and materialmen Liens and other similar Liens imposed by law, Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security and/or other obligations of a like nature incurred in the ordinary course of business;
(7)    Liens existing on the Issue Date (other than Liens securing Indebtedness or other obligations under the Credit Agreement);
(8)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course of business of such Person;
(9)    Liens created for the benefit of (or to secure) the Notes (or any Subsidiary Guarantees);
(10)    Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(11)    Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by this Supplemental Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(12)    Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries, which transactions or obligations are incurred for bona fide hedging purposes (and not for speculative purposes) of the Company or its Restricted Subsidiaries;
(13)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.02(b)(4) hereof; provided that any such Lien (a) covers only the assets acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, construction or improvement;
(14)    Liens securing Indebtedness permitted by clauses (17) and (21) of Section 4.02(b) hereof;
(15)    Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;
(16)    Liens on assets transferred to a Securitization Subsidiary or on assets of Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(17)    other Liens incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with respect to Indebtedness other than in respect of borrowed money in an aggregate principal amount, together with all Indebtedness incurred to refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed the greater of (a) $200.0 million and (b) 7.5% of Consolidated Total Assets at any one time outstanding;
(18)     Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under Section 6.01(h) hereof or Liens securing appeal or surety bonds related thereto;
(19)     licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary;
(20)     normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(21)     Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(22)     Liens of sellers of goods to the Company and any Restricted Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(23)     Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;
(24)     Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(25)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(26)     Liens securing Indebtedness permitted pursuant to Section 4.02(b)(16); provided, any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness; and
(27)     Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by the Company or any of its Restricted Subsidiaries of any of the Equity Interests of its Restricted Subsidiaries, or any business unit or division or assets permitted pursuant to this Supplemental Indenture.

“Permitted Market Investments” means any security that (i)(a) is of a type traded or quoted on any exchange or recognized financial market, (b) can be readily liquidated or disposed of on such exchanges or markets and (c) other than in the case of an equity security, has no lower than an “investment grade” rating from any nationally recognized rating agency or (ii) satisfies the Company’s investment guidelines in effect on the Issue Date, as may be amended from time to time by the Board of Directors of the Company; provided that the aggregate amount of Permitted Market Investments consisting of common stock shall not exceed 30.0% of the aggregate amount of Permitted Market Investments at any time.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums (including tender premiums) and defeasance costs, incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;
(3)    if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and
(4)    such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Permitted Warrant Transaction” means any call option on, warrant or right to purchase (or substantively equivalent derivative transaction) the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.09 hereof in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.
“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which (a) the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.
“Rating Decline” means the Notes cease to have an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of the Notes is under publicly announced consideration for possible downgrade by either S&P or Moody’s).
“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.
“Redemption Date” when used with respect to any Note to be redeemed, shall mean the date specified for redemption of such Note in accordance with the terms of such Note and this Supplemental Indenture.
“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the terms of such Note and this Supplemental Indenture.
“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary thereof transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SAP” means, with respect to each HMO Subsidiary (other than a Designated HMO Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis as interpreted by the state in which the applicable HMO Subsidiary operates and (ii) with respect to each Insurance Subsidiary (other than a Designated Insurance Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable Insurance Regulations for such Insurance Subsidiary, applied on a consistent basis, as interpreted by the state in which the applicable Insurance Subsidiary operates.
“SEC” means the Securities and Exchange Commission.
“Secured Debt” means all Indebtedness secured by Liens of the Company and its Restricted Subsidiaries, determined on a consolidated basis.
“Secured Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Secured Debt as of the date of determination to (b) the Consolidated Cash Flow of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Subsidiary” means a Subsidiary of the Company:
(1)    that is designated a “Securitization Subsidiary” by the Board of Directors of the Company (or a duly authorized committee thereof);
(2)    that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;
(3)    no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:
(a)    is Guaranteed by the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,
(b)    is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or
(c)    subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4)    with respect to which neither the Company nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and
(5)    with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms not less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.
Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the preceding conditions.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Special Record Date” for the payment of any Defaulted Interest on the Registered Securities means a date fixed by the Trustee pursuant to Section 2.14 hereof.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Statutory Net Worth” means, with respect to any HMO Subsidiary or any Insurance Subsidiary (other than a Designated HMO Subsidiary or a Designated Insurance Subsidiary), as of the end of any fiscal year, the difference between (a) total admitted assets and (b) total liabilities, in each case as calculated according to the applicable state’s interpretation of SAP in the applicable jurisdiction as most recently reported to the applicable jurisdiction for such fiscal year.
“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date hereof or thereafter incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Subsidiary Guarantee” means a Guarantee by each Guarantor of the Company’s obligations under this Supplemental Indenture and on the Notes, executed pursuant to Section 4.10 hereof.
“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.
“Total Debt” means all Indebtedness (net of unrestricted cash and Cash Equivalents held by the Company) of the Company and its Restricted Subsidiaries, determined on a consolidated basis, after eliminating all intercompany items, excluding Indebtedness under letters of credit to the extent such letters of credit are cash collateralized and payments due under a settlement of any litigation existing on the Issue Date.
“Total Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Total Debt as of the date of determination to (b) the Consolidated Cash Flow of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Trade Payables” means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors, physicians, hospitals, health maintenance organizations or other health care providers created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.
“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the Redemption Date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to November 15, 2016; provided, however, that if the period from the Redemption Date to November 15, 2016 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Trustee.
“Unrestricted Subsidiary” means as of the Issue Date, any Subsidiary of the Company (or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Debt;
(2)    except as permitted by Section 4.07 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable in any material respect to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.03 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Supplemental Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.02 hereof, the Company will be in default of such Section. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.02 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.05
“Affiliate Transaction”	4.07
“Asset Sale Offer”	4.05
“Benefited Party”	10.01
“Change of Control Offer”	4.09
“Covenant Defeasance”	8.03
“Covenant Termination Date”	4.11
“Defaulted Interest”	2.14
“DTC”	2.05
“Event of Default”	6.01
“Excess Proceeds”	4.05
“incur”	4.02
“Initial Lien”	4.04
“Legal Defeasance”	8.02
“Note Register”	2.05
“Offer Amount”	3.08
“Offer Period”	3.08
“Offer to Purchase”	3.08
“Paying Agent”	2.05
“Payment Default”	6.01
“Permitted Debt”	4.02
“Purchase Date”	3.08
“Purchase Price”	3.08
“Registrar”	2.05
“Restricted Payments”	4.03
“Terminated Covenants”	4.11

Section 1.03    Incorporation by Reference of Trust Indenture Act.
(a)    This Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Supplemental Indenture. The following TIA terms have the following meanings:
“indenture securities” means the Notes and the Subsidiary Guarantees, if any;
“indenture security holder” means a Holder of a Note;
“indenture to be qualified” means this Supplemental Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes means the Company and any successor obligor upon the Notes.
(b)    All other terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.
Section 1.04    Rules of Construction.
(a)    Unless the context otherwise requires:
(1)    a term has the meaning assigned to it herein, whether defined expressly or by reference;
(2)    an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    “will” shall be interpreted to express a command;
(5)    words used herein implying any gender shall apply to both genders;
(6)    words in the singular include the plural, and in the plural include the singular;
(7)    all references in this instrument to “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed, unless otherwise specified;
(8)    (i) unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, (ii) Indebtedness shall not be deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral and (iii) Indebtedness that is not guaranteed shall not be deemed to be subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee;
(9)    the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture shall for the purposes of this Supplemental Indenture supersede the definition of such term in the Base Indenture;
(10)    the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;
(11)    “including” means “including without limitation;”
(12)    provisions apply to successive events and transactions; and
(13)    references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.
ARTICLE 2.

THE NOTES
Article 2 and those portions of Article 3 of the Base Indenture that are addressed in this Article 2 shall be superseded in their entirety by this Article 2 with respect to, and solely for the benefit of the holders of, the Notes, provided that this Article 2 shall not become a part of the terms of any other series of Securities.
Section 2.01    Form Generally.
The Notes shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Notes as evidenced by their execution of the Notes.
The certificated Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, provided that such method is permitted by the rules of any securities exchange on which such Notes may be listed, all as determined by the Officers executing such Notes as evidenced by their execution of such Notes.
Section 2.02    Execution, Authentication, Delivery and Dating.
An Officer shall sign the Notes for the Company by manual, facsimile or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under the Indenture.
At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes.
No Note shall be entitled to any benefit under this Supplemental Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual, facsimile or electronic signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. The Trustee’s certificate of authentication shall be in substantially the following form:
This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee
Date: ______________	__________________________
By:
Authorized Signatory

Each Note shall be dated the date of its authentication.
With respect to Notes that are not to be originally issued at one time, the Trustee may conclusively rely, as to the authorization by the Company of any of such Notes, the forms and terms thereof and the legality, validity, binding effect and enforceability thereof, upon the Opinion of Counsel and the other documents delivered pursuant to this Section, as applicable, in connection with the first authentication of Notes.
Notwithstanding the foregoing, if any Note shall have been duly authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 2.13 hereof together with a written statement stating that such Note has never been issued and sold by the Company, for all purposes of the Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of the Indenture.
Section 2.03    Notes in Global Form.
Notes issued as a Global Note shall represent such of the outstanding Notes as shall be specified therein and may provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon or otherwise notated on the books and records of the Registrar and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the aggregate principal amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder thereof.
Global Notes may be issued in either registered or bearer form and in either temporary or permanent form. Permanent Global Notes will be issued in definitive form.
The provisions of the last sentence of Section 2.02 hereof shall apply to any Note represented by a Global Note if such Note was never issued and sold by the Company, and the Company delivers to the Trustee the Note in global form together with written instructions with regard to the reduction in the principal amount of Notes represented thereby, together with the written statement contemplated by the last sentence of Section 2.02 hereof.
Notwithstanding the provisions of this Section 2.03 and Section 2.14 hereof, payment of principal of and any interest on any Global Note shall be made to the person or persons specified therein.
None of the Company, the Trustee, any Paying Agent or Registrar will have any responsibility, liability or obligation to any beneficial owner of a Global Note, a Depositary participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and the Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Company, the Trustee, any Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Company, the Trustee, any Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations under the Global Note to the beneficial owners thereof. None of the Company, the Trustee, any Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for any transactions between the Depositary and any Depositary participant or between or among the Depositary, any such Depositary participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.
Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Security or shall impair, as between such

Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.
None of the Trustee, any Paying Agent or Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements thereof.
Section 2.04    Amount of Notes.
On the Issue Date, the Trustee shall authenticate and deliver $600,000,000 aggregate principal amount of 5.75% Senior Notes due November 15, 2020 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in a Company Order. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 2.16 hereof after the Issue Date, shall certify that such issuance is in compliance with Section 4.02 hereof. The aggregate principal amount of Notes which may be authenticated and delivered under this Supplemental Indenture is unlimited, subject to compliance with Section 4.02 hereof. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
All Notes shall be substantially identical except as to the date from which interest shall accrue and except as may otherwise be provided in any indenture supplemental hereto.
If any of the terms of the Notes are established by action taken pursuant to a Board Resolution, a copy of any appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate setting forth the terms of the Notes.
The Notes, including any Additional Notes, shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
Section 2.05    Registrar and Paying Agent.
The Company shall maintain, with respect to the Notes, an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) in the Borough of Manhattan, the City of New York. The Registrar shall keep a register (the “Note Register”) of the Notes and of their transfer and exchange. The Company may appoint one or more co-

registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to the Indenture. If the Company fails to appoint or maintain another entity as Registrar of Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.06    Paying Agent to Hold Money in Trust.
The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) shall have no further liability for such funds. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(i) and (j) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
Section 2.07    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA §312(a).
Section 2.08    Registration; Registration of Transfer and Exchange.
Upon surrender for registration of transfer of any Notes at an office or agency of the Company designated pursuant to Section 2.05 hereof or Section 305 of the Base Indenture for such purpose, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount. The Company shall not charge a service charge for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of the Notes from the Holder requesting such transfer or exchange (other than any exchange of a temporary Note for a permanent Note not involving any change in ownership or any exchange pursuant to Sections 2.12 or 3.06 hereof, not involving any transfer).
Notwithstanding any other provisions (other than the provisions set forth in the fourth paragraph) of this Section 2.08 hereof, a Global Note representing all or a portion of the Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
Each Global Note is exchangeable for Notes in certificated form only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and the Company fails within 90 days thereafter to appoint a successor Depositary, (ii) the Company in its sole discretion determines that such Global Note shall be exchangeable or (iii) there shall have occurred and be continuing a Default with respect to the Notes represented by such Global Notes. In any such event the Company will issue, and the Trustee, upon receipt of a Company Order for the authentication and delivery of certificated Notes, will authenticate and deliver Notes in certificated form in exchange for such Global Note. In any such instance, an owner of a beneficial interest in either Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any larger amount that is an integral multiple of $1,000, and will be issued in registered form only, without coupons.
Upon the exchange of a Global Note for Notes in certificated form, such Global Note shall be cancelled by the Trustee. All cancelled Notes held by the Trustee shall be disposed of by the Trustee and, upon written request by the Company, a certificate of their disposal delivered to the Company. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.08 shall be registered in such names and in such authorized denominations as the Depositary for such Note in global form, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee in writing. The Trustee shall deliver such Notes as instructed in writing by the Depositary.
At the option of the Holders of certificated Notes, certificated Notes may be exchanged for other certificated Notes of any authorized denomination or denominations of like aggregate principal amount and tenor, upon surrender of the certificated Notes to be exchanged at such office or agency. Whenever any certificated Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the certificated Notes which the Holder making the exchange is entitled to receive.
All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed, by the Holder thereof or his or her attorney duly authorized in writing.
The Company shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning 15 Business Days before any selection of Notes to be redeemed and ending at the close of business on the day of the mailing of the relevant notice of redemption or (ii) to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.
Section 2.09    Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of a Company Order, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee or the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement.
Every replacement Note issued in accordance with this Section 2.09 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of the Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.10    Outstanding Notes.
The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.11 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.09 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 1001 of the Base Indenture, it shall cease to be outstanding and interest on it shall cease to accrue.
If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be disregarded and deemed not to be outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.
Section 2.12    Temporary Notes.
Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Definitive Notes, the Temporary Note will be exchangeable for Definitive Notes upon surrender of the Temporary Notes.
Holders of temporary Notes shall be entitled to all of the benefits of the Indenture as Holders of permanent Notes.
Section 2.13    Cancellation.
The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it.
Certification of the disposal of all cancelled Notes shall be delivered to the Company from time to time upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.14    Payment of Interest; Defaulted Interest.
Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.
If the Company defaults in a payment of interest on the Notes which is payable (“Defaulted Interest”), it shall pay the Defaulted Interest in any lawful manner plus, to the extent lawful, interest payable on the Defaulted Interest, to the Persons who are Holders on a subsequent Special Record Date, in each case at the rate provided in the Notes. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Notes and the date of the proposed payment. The Company shall fix or cause to be fixed each such Special Record Date and payment date, provided that no such Special Record Date shall be less than 10 days prior to the related payment date for such Defaulted Interest. At least 15 days before the Special Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the Special Record Date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.14 and Section 2.08 hereof, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.15    CUSIP or ISIN Numbers.
The Company in issuing the Notes may use “CUSIP”, “ISIN” and/or other similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP”, “ISIN” and/or other similar numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in such “CUSIP”, “ISIN” or other similar numbers that appear on any such notice and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee if it becomes aware of any change in the “CUSIP” , “ISIN” and/or other similar numbers.
Section 2.16    Additional Notes.
The Company shall be entitled, subject to its compliance with Section 4.02 hereof, to issue an unlimited amount of Additional Notes under the Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price. The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under the Indenture, including directions, waivers, amendments, consents, redemptions and Offers to Purchase.
With respect to any Additional Notes, the Company shall set forth in a Board Resolution and an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:
(a)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and
(b)the issue price, the Issue Date and the CUSIP and/or ISIN number of such Additional Notes.

Section 2.17    Record Date.
The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under the Indenture shall be determined as provided for in TIA §316(c).
Section 2.18    Persons Deemed Owners.
Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and (except as otherwise specified as contemplated by the first paragraph of Section 2.04 hereof and subject to Sections 2.07 and 2.13 hereof) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
None of the Company, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Section 2.19    Computation of Interest.
Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
ARTICLE 3.

REDEMPTION AND PREPAYMENT
Article 11 and Article 12 of the Base Indenture shall be superseded in its entirety by this Article 3 with respect to, and solely for the benefit of the holders of, the Notes, provided that this Article 3 shall not become a part of the terms of any other series of Securities.
Section 3.01    Notices to Trustee.
Except as set forth in Paragraph 5 of the reverse side of the form of the Notes set forth in Exhibit A, the Company will not be entitled to redeem the Notes at its option prior to the Stated Maturity of the Notes.
If the Company elects to redeem Notes, it shall furnish to the Trustee, at least 30 days (or such shorter period as may be acceptable to the Trustee) but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (a) the applicable section of this Supplemental Indenture and the Note pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of Notes to be redeemed and (d) the Redemption Price.

Section 3.02    Selection of Notes to Be Redeemed.
If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, based on a method that most nearly approximates a pro rata basis, unless otherwise required by law or Depositary requirements. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed. Except as provided in the two preceding sentences, provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
Section 3.03    Notice of Redemption.
At least 30 days but not more than 60 days prior to a Redemption Date, the Company shall mail or cause to be mailed, by electronic transmission (for Notes held in book entry form) or first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Note Register, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance pursuant to Article 8 hereof or a satisfaction and discharge pursuant to Article 11 hereof.
The notice shall identify the Notes to be redeemed and shall state:
(a)    the Redemption Date;
(b)    the appropriate method for calculation of the Redemption Price, but need not include the Redemption Price itself; the actual Redemption Price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two (2) Business Days prior to the Redemption Date.
(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(g)    the applicable section of this Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and
(h)    that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.
At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.
Section 3.04    Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03 hereof, subject to the satisfaction or waiver of any conditions precedent as provided for in the next sentence, Notes called for redemption shall become irrevocably due and payable on the Redemption Date at the Redemption Price. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent.
Section 3.05    Deposit of Redemption Price.
On or prior to 11:00 a.m. Eastern time on any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or any of its Restricted Subsidiaries is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the Redemption Date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.
If the Company complies with the provisions of the preceding paragraph, unless the Company defaults in the payment of the Redemption Price, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption on the applicable Redemption Date. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06    Notes Redeemed in Part.
Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
Section 3.07    Mandatory Redemption.
The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company and its Subsidiaries may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise.
Section 3.08    Offer To Purchase.
(a)    In the event that, pursuant to Sections 4.05 or 4.09 hereof, the Company shall be required to commence an Asset Sale Offer or a Change of Control Offer (each, an “Offer to Purchase”), it shall follow the procedures specified below.
(b)    The Company shall commence the Offer to Purchase by sending, by first-class mail (or electronic transmission), with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Note Register, a notice the terms of which shall govern the Offer to Purchase stating:
(1)    that the Offer to Purchase is being made pursuant to this Section 3.08 and Sections 4.05 or 4.09 hereof, as the case may be, and, in the case of a Change of Control Offer, that a Change of Control has occurred, the circumstances and relevant facts regarding the Change of Control and that a Change of Control Offer is being made pursuant to Section 4.09 hereof;
(2)    the principal amount of Notes required to be purchased pursuant to Sections 4.05 or 4.09 hereof, as the case may be (the “Offer Amount”), the purchase price set forth in Sections 4.05 or 4.09 hereof, as applicable (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);
(3)    except as provided in clause (9), that all Notes timely tendered and not withdrawn shall be accepted for payment;
(4)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(5)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;
(6)    that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased equal to $2,000 or in integral multiples of $1,000 in excess of $2,000 only;

(7)    that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;
(8)    that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(9)    that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000 shall be purchased); and
(10)    that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
(c)    The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control) after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
(d)    On or prior to the Purchase Date, the Company shall, to the extent lawful:
(1)    accept for payment (on a pro rata basis to the extent necessary in connection with an Asset Sale Offer), the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;
(2)    deposit with the Paying Agent funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes properly tendered and not withdrawn; and
(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.08.
(e)    The Paying Agent (or the Company, if acting as the Paying Agent) shall promptly (but in the case of a Change of Control, not later than 60 days from the date of the Change of Control) deliver to each tendering Holder the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, (it being understood that, notwithstanding anything in this Supplemental Indenture or the Base Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and deliver (or cause to be transferred by book-entry) such new Note), in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.
(f)    In the case of a Change of Control Offer, as soon as practicable after the Purchase Date the Company shall announce the amount of Notes or portions of Notes being purchased by the Company in connection with such Offer to Purchase.
(g)    If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date.
(h)    The Company shall comply, to the extent applicable, with the requirements of Rule 14e‑1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Sections 4.05 or 4.09 hereof, as applicable, this Section 3.08 or other provisions of the Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Sections 4.05 or 4.09 hereof, as applicable, this Section 3.08 or such other provision by virtue of such compliance.
(i)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Purchase Date, to redeem all Notes that remain outstanding following such purchase at a Redemption Price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

Other than as specifically provided in this Section 3.08, any purchase pursuant to this Section 3.08 shall be made in accordance with the provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4.

ADDITIONAL COVENANTS
In addition to the covenants set forth in Article 10 of the Base Indenture, the Notes shall be subject to the additional covenants set forth in this Article 4 provided, that, Section 1006 of the Base Indenture shall be superseded in its entirety by Section 4.01 hereof with respect to, and solely for the benefit of the holders of, the Notes.
Section 4.01    SEC Reports.
(a)    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding the Company will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations, and provide the Trustee within 15 days after the filing of the same, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, in each case including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to annual information only, a report on the annual financial statements by the Company’s independent registered accounting firm; provided, however, that if the Company shall not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports shall be provided at the times specified in the SEC’s rules and regulations for a registrant that is a non-accelerated filer, plus any grace period provided by Rule 12b-25 under the Exchange Act. The Company will be deemed to have furnished such reports referred to in this section to the Trustee and the Holders of the Notes if the Company has filed such reports with the SEC via the EDGAR filing system or posted such reports on its website.
(b)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
Section 4.02    Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (including Disqualified Stock) other than to the Company; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock (including Disqualified Stock), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
(b)    Section 4.02(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness and letters of credit of the Company and any Restricted Subsidiary incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) does not exceed the greater of (a) $450.0 million and (b) 15.0% of Consolidated Total Assets;
(2)    the incurrence by the Company and any of the Restricted Subsidiaries of Existing Indebtedness;
(3)    the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness represented by the Initial Notes (but not Additional Notes);
(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt, Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock and preferred stock, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of design, installation, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness, Disqualified Stock and preferred stock incurred to refund, refinance or replace any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), not to exceed the greater of (a) $120.0 million and (b) 4.0 % of Consolidated Total Assets;
(5)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which serves to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under Section 4.02(a) hereof or clauses (2) (excluding the Existing Credit Agreement), (3), (4), this clause (5), (13) or (18) of this Section 4.02(b);
(6)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the

Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)    the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries consisting of guarantees, indemnities, holdbacks, earn-out, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition;
(8)    the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, appeal, surety and performance bonds, completion guarantees or other similar arrangements, provider claims, workers’ compensation claims, statutory, appeal or similar obligations, bankers’ acceptances, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business or in respect of awards or judgments not resulting in an Event of Default;
(9)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, netting services and otherwise in connection with deposit accounts so long as such Indebtedness is covered within 10 business days or arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(10)    Indebtedness representing deferred compensation or other similar arrangements to employees and directors of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;
(11)    the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations; provided that such Hedging Obligations are entered into for bona fide hedging purposes (and not for speculative purposes) of the Company or its Restricted Subsidiaries;
(12)    (a) the Guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.02; provided that if the Indebtedness being guaranteed is incurred by the Company and is subordinated to the Notes, then the Guarantee of such Indebtedness by any of its Restricted Subsidiaries shall be subordinated to the same extent as the Indebtedness guaranteed and (b) the Guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(13)    Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a subsidiary of the Company or was otherwise acquired by the Company), provided that after giving effect thereto, (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.02(a) hereof, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto;
(14)    Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to the Company and its Restricted Subsidiaries (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse); provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to the Company or any of its Restricted Subsidiaries (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse), such Indebtedness will, in each case, be deemed to be, and must be classified by the Company as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this Section 4.02;
(15)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase Notes pursuant to a Change of Control Offer or to defease or discharge Notes in accordance with the terms of this Supplemental Indenture;
(16)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of (a) (i) the financing of insurance premiums or (ii) insurance premiums incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to the Company or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;
(17)    Indebtedness in respect of secured or unsecured letters of credit incurred by the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets plus (ii) additional amounts as may be required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;
(18)    Contribution Indebtedness;
(19)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness on behalf of or representing Guarantees of any Permitted Joint Venture not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets;

(20)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of obligations to make payments to current or former directors, officers, employees or consultants, their respective Affiliates, heirs and executors with respect to the cancellation, purchase or redemption of, Capital Stock of the Company or its Restricted Subsidiaries to the extent permitted under Section 4.03(b)(4) hereof;
(21)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (21), not to exceed the greater of (a) $150.0 million and (b) 5.0% of Consolidated Total Assets;
(22)    guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Restricted Subsidiaries;
(23)    letters of credit of any Designated HMO Subsidiary, HMO Subsidiary, Designated Insurance Subsidiary or Insurance Subsidiary that are cash collateralized in an aggregate principal amount at any one time outstanding not to exceed an amount equal to 2.0% of the total consolidated revenue of the Company and its Restricted Subsidiaries for the four-quarter period ended as of the last day of the most recent fiscal quarter for which internal financial statements are available; and
(24)    guarantees (i) in favor of one or more governmental authorities by the Company or a Restricted Subsidiary of Indebtedness of any HMO Subsidiary or an Insurance Subsidiary otherwise permitted to be incurred by such HMO Subsidiary or Insurance Subsidiary under this covenant to the extent that such guarantees are required pursuant to applicable law or any applicable rule, regulation or order of, or agreement with, any regulatory body or agency or (ii) by the Company or a Restricted Subsidiary of commercial obligations of an HMO Subsidiary or an Insurance Subsidiary incurred in the ordinary course of business.
(c)    For purposes of determining compliance with this Section 4.02, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) of Section 4.02(b) hereof or is entitled to be incurred pursuant to Section 4.02(a) hereof, the Company shall, in its sole discretion, classify (or later re-classify in whole or in part), or divide (or later re-divide in whole or in part) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.02 and such Indebtedness will be treated as having been incurred pursuant to such clauses or Section 4.02(a) hereof, as the case may be, designated by the Company. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.02.
(d)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the

Company or such Restricted Subsidiary, as the case may be, unless made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the Holders of any other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.
Section 4.03    Restricted Payments.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution (A) on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or (B) to the direct or indirect holders of the Company’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or a wholly-owned Restricted Subsidiary or to all holders of Capital Stock of a Restricted Subsidiary on a pro rata basis);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any of its Restricted Subsidiaries (other than (a) Equity Interests of any wholly-owned Restricted Subsidiary of the Company or (b) purchases, redemptions, defeasances or other acquisitions made by a Restricted Subsidiary on a pro rata basis from all shareholders of such Restricted Subsidiary);
(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations (excluding any intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Subordinated Obligations, in each case where the Stated Maturity is within one year of such payment, purchase, redemption, defeasance or other acquisition or retirement for value; or
(4)    make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(A)    no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;
(B)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.02(a) hereof; and
(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (b)(2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of this Section 4.03), is less than the sum, without duplication, of:
(I)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
(II)    100% of the aggregate net cash proceeds (or the Fair Market Value of property other than cash) received by the Company since the Issue Date as a contribution to its common equity capital or from the issuance or sale of Equity Interests of the Company (other than the issuance of Disqualified Stock or any Permitted Warrant Transaction) or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company, in either case, that have been converted into or exchanged for such Equity Interests of the Company (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of the Company), plus
(III)    to the extent that any Restricted Investment that was made after the Issue Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash proceeds received with respect to such Restricted Investment (less the cost of disposition, if any) or (b) made in an entity that subsequently becomes a Restricted Subsidiary, an amount equal to the Fair Market Value of the Restricted Investments owned by the Company and the Restricted Subsidiaries in such entity at the time such entity becomes a Restricted Subsidiary, plus
(IV)    100% of the aggregate net cash proceeds (or the Fair Market Value of property other than cash) received by the Company since the Issue Date by means of (a) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary and (B) a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment), in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income for such period, plus
(V)    in case, after the date hereof, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of this Supplemental Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into the Company or a Restricted Subsidiary, an amount equal to the Fair Market Value of the Restricted Investments owned by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).
(b)    Notwithstanding the foregoing, and in the cases of clauses (6) and (12) below, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
(1)    the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Supplemental Indenture;
(2)    any Restricted Payments made out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds from such sale will be excluded from Section 4.03(a)(4)(C)(II) hereof;
(3)    the redemption, repurchase, repayment, retirement, defeasance or other acquisition of any Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(4)    the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company (a) held by any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries and their Affiliates, heirs and executors pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by the Company or any of its Subsidiaries from time to time or pursuant to any agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries in existence on the Issue Date or (b) from an employee of the Company or any of its Subsidiaries upon the termination of such employee’s employment with the Company or any of its Restricted Subsidiaries; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) (other than with respect to employees whose employment has terminated) may not exceed $10.0 million in any calendar year, with any unused amounts in any calendar year being carried forward to the immediately succeeding calendar year and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company, in each case to members of management, directors or consultants of the Company or any of its Subsidiaries that occurs after the Issue Date, provided that such cash proceeds utilized for redemptions, repurchases or other acquisitions or retirements will be excluded from Section 4.03(a)(4)(C)(II) hereof plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year, it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);
(5)    repurchases, acquisitions, forfeitures or retirements of Capital Stock of the Company deemed to occur upon the exercise or vesting of stock options, warrants or restricted stock or similar rights under employee benefit plans of the Company or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof and repurchases, acquisitions, forfeitures or retirements of Capital Stock or options to purchase Capital Stock in connection with the exercise or vesting of stock options, warrants or restricted stock to the extent necessary to pay applicable withholding taxes;
(6)    any Restricted Payments, so long as the Total Debt Ratio is no more than 2.0 to 1.0, both as of the date thereof and on a pro forma basis after giving effect to such Restricted Payment;
(7)    payments of cash, dividends, distributions advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);
(8)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations or Disqualified Stock pursuant to provisions similar to those described under Sections 4.05 and 4.09 hereof; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
(9)    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.02 hereof to the extent such dividends are included in the definition of Fixed Charges;
(10)    the making of cash payments in connection with any conversion of Permitted Convertible Indebtedness in an aggregate amount since the Issue Date therefor not to exceed the sum of (a) the principal amount of such Permitted Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(11)    any payments in connection with (including, without limitation, the purchase of) a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company’s common stock upon net share settlement of such Permitted Warrant Transaction or (b) by (i) set-off of such Permitted Warrant Transaction against the related Permitted Bond Hedge Transaction and (ii) payment of an amount due upon termination of such Permitted Warrant Transaction in common stock or using cash received upon the exercise, settlement or termination of a Permitted Bond Hedge Transaction upon any early termination thereof; and
(12)    other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $150.0 million and (b) 5.0% of Consolidated Total Assets.
(c)    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Company will deliver to the Trustee an Officer’s Certificate, setting forth any Fair Market Value determinations. If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Supplemental Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Supplemental Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.
Section 4.04    Liens.
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any consensual Liens (the “Initial Lien”) of any kind against or upon any of their respective properties or assets, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure any Indebtedness of the Company unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the Notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes with the same relative priority as such Indebtedness has with respect to the Notes. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
Section 4.05    Asset Sales.
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary of the Company issued, sold, transferred, conveyed or otherwise disposed of; and

(2)    at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:
(A)    any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) (A) that are assumed by the transferee of any such assets and from which the Company or such Restricted Subsidiary have been validly released by all creditors in writing, or (B) in respect of which neither the Company nor any Restricted Subsidiary following such Asset Sale has any obligation;
(B)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days, to the extent of the cash or Cash Equivalents received in that conversion; and
(C)    any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) not to exceed 5.0% of the Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (determined based on the most recently ended fiscal quarter for which internal financial statements are available and with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this paragraph and for no other purpose.
To the extent that the Fair Market Value of any Asset Sale exceeds 10.0% of Consolidated Total Assets at the time of receipt of the Net Proceeds of any such Asset Sale (determined based on the most recently ended fiscal quarter for which internal financial statements are then available and with the Fair Market Value of each Asset Sale being measured at the time of such Asset Sale), then, within 365 days after the receipt of any Net Proceeds from any such Asset Sale, the Company or such Restricted Subsidiary may apply those Net Proceeds (but shall only be required to apply that portion of the Net Proceeds from such Asset Sale that exceeds 10.0% of Consolidated Total Assets) at its option (or any portion thereof):
(1)    to permanently repay (a) Indebtedness of the Company or any Restricted Subsidiary that is secured by a Lien or (b) Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Section 4.02(b)(1) hereof (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company) and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or
(2)    to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Permitted Business or (b) that replace the properties and assets that are the subject of such Asset Disposition;
provided that a binding commitment to apply Net Proceeds as set forth in clauses (1) and (2) above shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 545 days after receipt of such Net Proceeds (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then the Company or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth in clauses (1) and (2) above before the expiration of such 545-day period and, in the event the Company or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds (as defined below). Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Supplemental Indenture.
Any Net Proceeds from Asset Sales that were required to be applied in accordance with the first sentence of the immediately preceding paragraph and that are not so applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness that is pari passu in right of payment with the Notes, such other Indebtedness on a pro rata basis with the Notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn Notes pursuant to an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by this Supplemental Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.05 or Section 3.08 hereof by virtue of such compliance.

Section 4.06    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:
(a)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
(b)    make loans or advances to the Company or any of its Restricted Subsidiaries; or
(c)    transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)    agreements governing the Credit Agreement and agreements governing Existing Indebtedness, in each case as in effect on the Issue Date;
(2)    this Supplemental Indenture and the Notes;
(3)    applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;
(4)    any agreement or other instrument of (i) a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such encumbrance or restriction was created in connection with or in contemplation of such acquisition) or (ii) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or Unrestricted Subsidiary, or the property or assets of the Person or Unrestricted Subsidiary, so acquired or designated, as the case may be;
(5)    restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or governmental regulatory bodies or required by insurance, surety or bonding companies, in each case pursuant to contracts entered into in the ordinary course of business;
(6)    customary non-assignment provisions in leases, licenses, sublicenses and other contracts entered into in the ordinary course of business;
(7)    customary restrictions and conditions contained in agreements relating to purchase money Indebtedness for property acquired and Capital Lease Obligations permitted to be incurred under the provisions of Section 4.02 hereof that impose restrictions of the nature described in clause (c) of the first paragraph of this Section 4.06 on the property so acquired or subject to such obligations;

(8)    any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the closing of such sale or other disposition or the sale or other disposition of its assets;
(9)    Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by an officer of the Company);
(10)    Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.04 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
(11)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, agreements in respect of Permitted Market Investments and other similar agreements (including agreements entered into in connection with a Restricted Investment); provided that such provisions with respect to the disposition or distribution of assets or property relate only to the assets or properties subject to such agreements;
(12)    other Indebtedness, Disqualified Stock or preferred stock permitted to be incurred subsequent to the Issue Date under the provisions of Section 4.02 hereof; provided that such incurrence will not materially impair the Company’s ability to make payments under the Notes when due (as determined in good faith by an officer of the Company);
(13)    contractual requirements of a Restricted Subsidiary in connection with a Qualified Securitization Transaction, provided that such restrictions apply only to such Restricted Subsidiary;
(14)    any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (13) above, provided, however that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (as determined in good faith by an officer of the Company).
(15)    Hedging Obligations; and
(16)    customary provisions in any joint venture agreement or similar agreement to the extent prohibiting the pledge of the Equity Interests of such joint venture.
For purposes of determining compliance with this Section 4.06, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 4.07    Transactions with Affiliates.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
(1)    the Affiliate Transaction is on terms that are not less favorable in any material respect to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.07 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of clause (a) of this Section 4.07:
(1)    transactions solely between or among the Company and/or any of its Restricted Subsidiaries or solely among its Restricted Subsidiaries;
(2)    any issuances of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;
(3)    reasonable and customary fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment or severance agreements, compensation or employee benefit arrangements or plans and incentive arrangements or plans (including any amendments to the foregoing) with any officer, director, employee or consultant of the Company or a Restricted Subsidiary entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Company;
(4)    any transactions made in compliance with Section 4.03 hereof;
(5)    loans (and cancellation of loans) and advances to directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business of the Company or any of its Restricted Subsidiaries or approved in good faith by the Board of Directors of the Company;
(6)    any agreement as in effect as of the Issue Date or any amendment thereto so long as any such amendment is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(7)    any transaction effected as part of a Qualified Securitization Transaction;
(8)    transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);
(9)    transactions permitted by, and complying with, the provisions of Section 5.01 hereof;
(10)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person;
(11)    payment of management fees or similar fees under any management agreement entered into or assumed in connection with an acquisition or business expansion; and
(12)    any transaction in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or meets the requirements of Section 4.07(a)(1) hereof.
Section 4.08    Designation of Restricted and Unrestricted Subsidiaries.
The Company’s Board of Directors may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default. If any of the Company’s Restricted Subsidiaries is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of that designation and will either reduce the amount available for Restricted Payments under Section 4.03(a) hereof or be a Permitted Investment, as determined by the Company. Such designation of such a Subsidiary or Person as an Unrestricted Subsidiary will be permitted only if the deemed Investment would be permitted at the time the Restricted Subsidiary is designated as an Unrestricted Subsidiary and, in any case, if that Subsidiary or Person otherwise satisfies the requirements set forth in the definition of Unrestricted Subsidiary. The Company’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.
Section 4.09    Repurchase at the Option of Holders Upon a Change of Control.
(a)    Upon the occurrence of a Change of Control Event, the Company, or any other Person in lieu of the Company, shall, within 30 days of a Change of Control Event, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.08 hereof. Each Holder shall have the right to accept such offer and require the Company, or such other Person in lieu of the Company, to repurchase all or any portion (provided that no Notes of $2,000 or less will be repurchased in part) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the Purchase Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payout date).
(b)    The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to this Supplemental Indenture as described in Section 3.03 hereof, unless and until there is a default in payment of the applicable Redemption Price. A Change of Control Offer may be made in advance of a Change of Control Event and may be conditional upon the occurrence of a Change of Control Event, if a definitive agreement is in place for the Change of Control Event at the time the Change of Control Offer is made.
Section 4.10    Limitation on Issuances of Guarantees of Indebtedness.
The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company under (a) Section 4.02(a) hereof and (b) Sections 4.02(b)(1), (2), (3), (5) (only to the extent such Permitted Refinancing Indebtedness was not previously guaranteed) (12)(a) (only to the extent that the Indebtedness thereby guaranteed was incurred under (a) Section 4.02(a) hereof or (b) Sections 4.02(b)(1), (2), (3), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) or (21)), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) or (21), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture in substantially the form included in Exhibit C attached hereto providing for the guarantee of the payment of the Notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary’s Guarantee of, or pledge to secure, such other Indebtedness if such other Indebtedness is subordinated in right of payment to the Notes; or (2) pari passu in right of payment with such Restricted Subsidiary’s Guarantee of, or pledge to secure, such other Indebtedness if such other Indebtedness is not subordinated in right of payment to the Notes.
The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:
(1)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company, if the sale or other disposition does not violate Section 4.05 hereof;
(2)    in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company, if the sale or other disposition does not violate Section 4.05 hereof;

(3)    if the Company designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Supplemental Indenture;
(4)    if such Guarantor is dissolved or liquidated;
(5)    upon legal defeasance, covenant defeasance or satisfaction and discharge of the Notes as provided below under Sections 8.02, 8.03 and 11.01 hereof; or
(6)    if such Guarantor is released or discharged from the underlying Guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.
The form of Subsidiary Guarantee is attached hereto as Exhibit B. Notwithstanding the foregoing, if the Company guarantees Indebtedness incurred by any of the Restricted Subsidiaries, such Guarantee by the Company will not require any of its Restricted Subsidiaries to provide a Subsidiary Guarantee for the Notes.
Section 4.11    Covenant Termination.
Following the first day (such date, the “Covenant Termination Date”):
(a)    the Notes have an Investment Grade Rating; and
(b)    no Default has occurred and is continuing under the Indenture;
the Company and its Restricted Subsidiaries shall cease to be subject to the provisions of:
(1)    Section 4.02 hereof;
(2)    Section 4.03 hereof;
(3)    Section 4.05 hereof;
(4)    Section 4.06 hereof;
(5)    Section 4.07 hereof; and
(6)    Section 4.10 hereof
(collectively, the “Terminated Covenants”). No Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain an Investment Grade Rating, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect. The Terminated Covenants will not be reinstated even if the Company subsequently does not satisfy the requirements set forth in clauses (a) and/or (b) above. After the Terminated Covenants have been terminated, Company and its Restricted Subsidiaries shall remain subject to the provisions of Section 4.09 hereof and the following Sections:

(1)    Section 4.01 hereof;
(2)    Section 4.04 hereof (other than the definition of “Permitted Liens” which shall be replaced as set forth in the paragraph below); and
(3)    Section 5.01 hereof (other than the financial test set forth in clause (a)(4) thereof).
On the Covenant Termination Date, the definition of “Permitted Liens” set forth in Section 1.01 hereof shall be replaced in its entirety with the following definition:
“Permitted Liens” means:
(1)    Liens in favor of the Company or the Restricted Subsidiaries;
(2)    Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such merger or consolidation and not incurred in contemplation thereof and do not extend to any property or assets other than those of the Person merged into and consolidated with the Company or the Restricted Subsidiary;
(3)    Liens for taxes, assessments or other governmental charges or claims not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;
(4)    Liens on any property or assets existing at the time of the acquisition thereof by the Company or any Restricted Subsidiary of the Company or existing on any property or asset of any Person that becomes a Restricted Subsidiary of the Company, or is merged with, or consolidated into, the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property or assets of the Company or any Restricted Subsidiary of the Company;
(5)    Liens to secure the performance of statutory obligations, surety or appeal bonds, tenders, bids, trade contracts, leases, government contracts, performance bonds, landlords, carriers, warehousemen, mechanics and materialmen Liens and other similar Liens imposed by law, Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security and/or other obligations of a like nature incurred in the ordinary course of business;
(6)    Liens existing on the Covenant Termination Date;
(7)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course of business of such Person;
(8)    Liens created for the benefit of (or to secure) the Notes (or any Subsidiary Guarantees);

(9)    Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(10)    Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(11)    Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries, which transactions or obligations are incurred for bona fide hedging purposes (and not for speculative purposes) of the Company or its Restricted Subsidiaries;
(12)    Liens to secure Indebtedness (including Acquired Debt, Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price, lease or cost of design, installation, construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary; provided that any such Lien (a) covers only the assets acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, construction or improvement;
(13)    Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;
(14)    Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;
(15)    other Liens with respect to Indebtedness in an aggregate principal amount that does not exceed the greater of (a) 20.0% of Consolidated Total Assets and (b) the amounts available under clauses (2) and (14) of the definition of “Permitted Liens” in effect prior to the Covenant Termination Date;
(16)     Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under paragraph (8) under the caption “Event of Default” or Liens securing appeal or surety bonds related thereto;
(17)     licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(18)     Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(19)     Liens of sellers of goods to the Company and any Restricted Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(20)     Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;
(21)     Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(22)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(23)     Liens securing Indebtedness consisting of (a)(i) the financing of insurance premiums or (ii) incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to the Company or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year, or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business; provided, in each case, any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness; and
(24)     Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by the Company any of its Restricted Subsidiaries of any of the Equity Interests of its Restricted Subsidiaries, or any business unit or division or assets permitted pursuant to the indenture.
Section 4.12    Stay, Extension and Usury Laws.
The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
ARTICLE 5.

SUCCESSORS
Article 8 of the Base Indenture shall be superseded in its entirety by this Article 5 with respect to, and solely for the benefit of the holders of, the Notes, provided that this Article 5 shall not become a part of the terms of any other series of Securities.

Section 5.01    Merger, Consolidation or Sale of Assets.
(a)    The Company may not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:
(1)    either:
(A)    the Company is the surviving Person; or
(B)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that, if such entity is not a corporation, a co-obligor of the Notes is a corporation;
(2)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements in form satisfactory to the Trustee;
(3)    immediately after such transaction no Default or Event of Default exists;
(4)    the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.02(a) hereof or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of the Company for such applicable four-quarter period without giving pro forma effect to such transactions and any related financing transactions; and
(5)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.
(b)    The sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

(c)    Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in Section 5.01(a) and (b) hereof, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as the issuer of the Notes; and when a surviving entity duly assumes all of the obligations and covenants of the issuer pursuant to the Indenture and the Notes, the Company or any other predecessor Person shall be relieved of such obligations.
(d)    Section 5.01(a) hereof shall not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company or any of its Restricted Subsidiaries. Clauses (3) and (4) of Section 5.01(a) hereof shall not apply to (i) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (ii) the merger of the Company with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.
Section 5.02    Successor Corporation Substituted.
The surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture; provided, however, that the predecessor entity shall not be released from any obligations with respect to the payment of the Notes in the case of:
(a)    a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Company, taken as a whole), or
(b)    a lease.
ARTICLE 6.

DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
“Event of Default” with respect to the Notes of each series shall not have the meaning assigned to such term by Section 501 of the Base Indenture. Each of the following constitutes an “Event of Default” with respect to the Notes for all purposes hereunder and under the Base Indenture:
(a)default for 30 days in the payment when due of interest on the Notes;
(b)default in payment when due of the principal of or premium, if any, on the Notes;
(c)failure by the Company or any of its Restricted Subsidiaries to comply with Section 5.01 hereof;
(d)failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under Sections 4.05 and 4.09 hereof;
(e)failure by the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under Section 4.01 hereof;
(f)failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its other agreements in the Indenture or the Notes;
(g)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(1)is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness on or prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(2)results in the acceleration of such Indebtedness prior to its Stated Maturity, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $120.0 million or more.
In the event of any Event of Default specified in this clause (g), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or Holders of the Notes, if within 20 days after such Event of Default arose:
(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged,
(2)    the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or
(3)    if the default that is the basis for such Event of Default has been cured;

(h)failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $120.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(i)certain events of bankruptcy or insolvency described below with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(1)    commences a voluntary case;
(2)    consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;
(3)    consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, Trustee or custodian of it or all or substantially all of its property; or
(4)    makes a general assignment for the benefit of its creditors; and
(j)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(1)    is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or
(2)    appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or
(3)    orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary;
and such order or decree remains unstayed and in effect for 60 consecutive days.
The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Company shall within 5 days of becoming aware of any Default or Event of Default, deliver to the Trustee a statement specifying such Default or Event of Default.
Section 6.02    Acceleration.
In addition to the remedies set forth in Article 5 of the Base Indenture, the remedies of the Trustee and the Holders set forth below shall apply with respect to the Notes.
(a)    If any Event of Default (other than those of the type described in Section 6.01(i) or (j) hereof) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable.
(b)    In the case of an Event of Default specified in Section 6.01(i) or (j) hereof, all outstanding Notes shall become due and payable immediately without any further action or notice on the part of the Trustee or the Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.
(c)    The Holders of a majority in aggregate principal amount of the outstanding Notes by notice to the Trustee and the Company may rescind and annul any declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium or interest that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Section 6.03    Limitation on Suits.
Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:
(a)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(b)Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(c)such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
(d)the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
ARTICLE 7.

TRUSTEE
Section 7.01    Rights and Duties of Trustee.
The Trustee shall have the rights and duties set forth in the Base Indenture, including during the continuance of an Event of Default.
ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Article 13 of the Base Indenture shall be superseded in its entirety by this Article 8 and Article 11 with respect to, and solely for the benefit of the holders of, the Notes, provided that this Article 8 and Article 11 shall not become a part of the terms of any other series of Securities.
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Company may, at its option and at any time, elect to have either Sections 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8. Any such election shall be evidenced by a Board Resolution set forth in an Officer’s Certificate.
Section 8.02    Legal Defeasance and Discharge.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor, if any, shall be released from all of its obligations under its Subsidiary Guaranty. For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of the Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 of this Supplemental Indenture and Sections 1001 and 1002 of the Base Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantor’s, if any, obligations in connection therewith and (d) this Article 8. If the Company exercises under Section 8.01 hereof the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03    Covenant Defeasance.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.10 hereof, the operation of Section 5.01(a)(4) hereof, and any events set forth in Section 6.01(c) through (g) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor, if any, shall be released from all of its obligations under its Subsidiary Guaranty with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby. If the Company exercises under Section 8.01 hereof the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default specified in clause (c) (with respect to the covenant contained in Section 5.01(a)(4) hereof), clause (d) (with respect to the covenants contained in Section 4.05 and 4.09 hereof), clause (e) with respect to covenants in Section 4.01 hereof), clause (f) (with respect to the covenants contained in Sections 4.02, 4.03, 4.04, 4.06, 4.07, 4.08 and 4.10 hereof), and clauses (g), (h), (i) and (j) (but in the case of (i) and (j) of Section 6.01 hereof, with respect to Significant Subsidiaries only).
Section 8.04    Conditions to Legal or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes.
The Legal Defeasance or Covenant Defeasance may be exercised only if:
(a)    the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in dollars, Government Securities, or a combination of cash in dollars and Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to such particular Redemption Date;
(b)    in the case of Legal Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);
(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound (other than resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);
(f)    the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(g)    the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Cash and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all cash and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.
The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to Company.
The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company’s Obligations then owing with respect to the Notes.
Any cash or Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any cash or. Government Securities in accordance with Sections 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Sections 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.
ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER
Article 9 of the Base Indenture shall be superseded in its entirety by this Article 9 with respect to, and solely for the benefit of the holders of, the Notes, provided that this Article 9 shall not become a part of the terms of any other series of Securities.
Section 9.01    Without Consent of Holders of Notes.
Notwithstanding Section 9.02 of this Supplemental Indenture, the Company and the Trustee may amend or supplement the Indenture, the Notes or any Subsidiary Guarantee without the consent of any Holder to:
(1)to cure any ambiguity, mistake, defect or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;
(4)to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;
(5)to provide for or confirm the issuance of Additional Notes otherwise permitted to be incurred by the Indenture; or
(6)to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7)to allow any Guarantor to execute a supplemental indenture and/or Guarantee with respect to the Notes;
(8)to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;
(9)to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Company’s or a Guarantor’s obligations;
(10)to comply with the rules of any applicable Depositary;
(11)to release a Guarantor from its Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms herein; or
(12)to conform the text of the Indenture, the Notes or the Guarantees to any provision of the “Description of Notes” in the Company’s prospectus related to the Notes to the extent that such provision in the “Description of Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, the Notes or the Guarantees.
Section 9.02    With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Section 6.01 hereof, any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or any Subsidiary Guarantee may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).
Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes relating to Sections 4.05 or Section 4.09 hereof (and any applicable definitions);
(3)reduce the rate of, or change the time for, payment of interest on any Note;

(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(5)make any Note payable in money other than that stated in the Notes;
(6)make any change in the provisions (including applicable definitions) of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;
(7)waive a redemption or repurchase payment with respect to any Note (other than a payment required by the provisions described under Sections 4.05 or 4.09 hereof);
(8)make any change in the ranking of the Notes in a manner adverse to the Holders of the Notes; or
(9)make any change in the preceding amendment and waiver provisions.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Note Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Section 9.03    Compliance with Trust Indenture Act.
Every amendment or supplement to this Supplemental Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.
Section 9.04    Trustee to Sign Amendments, etc.
The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by the Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03 hereof).
ARTICLE 10.

SUBSIDIARY GUARANTEES
Section 10.01    Subsidiary Guarantee.
Subject to this Article 10, each Guarantor who becomes a party to this Supplemental Indenture hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under the Indenture and the Notes, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02 hereof, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
Each Guarantor hereby agrees that its obligations with regard to its Subsidiary Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under the Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to the Indenture, the Notes or the Obligations of the Company under the Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete payment or performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Obligations under the Subsidiary

Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Subsidiary Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except to the extent expressly provided herein, including Sections 4.10, 8.02 and 8.03 hereof, each Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete payment or performance of the obligations contained in its Subsidiary Guarantee and the Indenture.
If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.
Section 10.02    Limitation on Guarantor Liability.
(a)Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (i) the aggregate amount of the Company’s obligations under the Notes and the Indenture or (ii) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (i) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or Trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (ii).
(b)In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 10.02(a) hereof, the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.
Section 10.03    Execution and Delivery of Subsidiary Guarantee.
To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee in substantially the form included in Exhibit B attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee.
Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Subsidiary Guarantee pursuant to Section 4.10 hereof to execute a supplemental indenture in substantially the form included in Exhibit C attached hereto, pursuant to which such Person provides the guarantee set forth in this Article 10 and otherwise assumes the obligations and accepts the rights of a Guarantor under the Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Company also hereby agrees to cause each such new Guarantor to evidence its guarantee by endorsing a notation of such Subsidiary Guarantee on each Note as provided in this Section 10.03.
ARTICLE 11.

SATISFACTION AND DISCHARGE
Article 4 of the Base Indenture shall be superseded in its entirety by Article 8 hereof and this Article 11 with respect to, and solely for the benefit of the holders of, the Notes, provided that Article 8 hereof and this Article 11 shall not become a part of the terms of any other series of Securities.
Section 11.01    Satisfaction and Discharge.
The Indenture will be discharged and will cease to be of further effect, as to all Notes issued hereunder, when:
(a)either:
(1)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(2)all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(b)no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than resulting from the borrowing of funds to be applied to make such deposit and the grant of any Liens securing such borrowing) to which the Company is a party or by which the Company is bound;
(c)the Company has paid or caused to be paid all sums payable by it under the Indenture; and
(d)the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.
In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge have been complied with.
Section 11.02    Deposited Cash and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 11.03 hereof, all cash and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.
Section 11.03    Repayment to Company.
Any cash or Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

ARTICLE 12.

MISCELLANEOUS
Section 12.01    Trust Indenture Act Controls.
If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control.
Section 12.02    Notices.
Section 105 of the Base Indenture shall be superseded in its entirety by this Section 12.02 with respect to, and solely for the benefit of the holders of, the Notes, provided that this Section 12.02 shall not become a part of the terms of any other series of Securities.
Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:
If to the Company:
WellCare Health Plans, Inc.
8725 Henderson Road, Renaissance One
Tampa, FL
Attention: General Counsel
Telecopier No.: (813) 206-6210
If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Pkwy. N., 2nd Floor,\
Jacksonville, Florida 32256
Attention: Corporate Trust Administration
Telecopier No.: (914) 645-1921

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.
Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Note Register.
Any notice or communication shall also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
Other than with respect to the Trustee, if a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
The Trustee agrees to accept and act upon and comply with instructions and directions sent by e-mail, portable document format (PDF), facsimile and other similar unsecured electronic methods pursuant to this Supplemental Indenture; provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. The Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such action upon or compliance with such instructions or directions. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties
Section 12.03    Governing Law.
THE SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED UNDER THE LAWS OF SUCH STATE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 12.04    No Personal Liability of Directors, Officers, Employees and Stockholders.
No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.
Section 12.05    Successors.
All covenants and agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 12.06    Severability.
In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 12.07    Counterpart Originals.
The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.
Section 12.08    Table of Contents, Headings, etc.
The Table of Contents and Headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 12.09    Supplemental Indenture Governs.
This Supplemental Indenture is supplemental to the Base Indenture, and this Supplemental Indenture and the Base Indenture shall hereafter be read together with respect to the Notes. If any term or provision contained in this Supplemental Indenture shall conflict or be inconsistent with any term or provision of the Base Indenture, the terms and provisions of this Supplemental Indenture shall govern with respect to the Notes.
Section 12.10    Responsibility for Recitals, Etc.
The recitals herein and in the Notes (except in the Trustee's certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.
[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed.

Company:

WELLCARE HEALTH PLANS, INC.

By:	/s/ Thomas L. Tran
	Name:	Thomas L. Tran
	Title:	Senior Vice President and Chief Financial Officer

Trustee:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Michael Countryman
	Name:	Michael Countryman
	Title:	Vice President

First Supplemental Indenture Signature Page

EXHIBIT A
[Form of Face of Security]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
GLOBAL NOTE
5.75% SENIOR NOTES DUE 2020
CUSIP 94946TAB2
ISIN US94946TAB26

No. ___________	$
WELLCARE HEALTH PLANS, INC.
promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of _____________________________________ Dollars ($____________) on November 15, 2020.
Interest Payment Dates: May 15 and November 15, commencing May 15, 2014.
Record Dates: May 1 and November 1.
Dated: _________________

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

WELLCARE HEALTH PLANS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

[Form of Back of Security]
5.75% Senior Notes due 2020
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    Interest. WellCare Health Plans, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.75% per annum until maturity. The Company shall pay interest semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from November 14, 2013. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
2.    Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Supplemental Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.    Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.
4.    Indenture. The Company issued the Notes under an Indenture dated as of November 14, 2013 (the “Base Indenture”) between the Company and the Trustee, as supplemented by a First Supplemental Indenture dated as of November 14, 2013 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.    Optional Redemption.
(a)    Except as set forth in clauses (b), (c) (d) and (e) of this paragraph 5, the Notes shall not be redeemable at the option of the Company.
(b)    At any time prior to November 15, 2016, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes, but excluding Notes held by the Company or its Subsidiaries), upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 105.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company; provided that:
(1)    at least 60% of the aggregate principal amount of Notes originally issued under this Supplemental Indenture (calculated after giving effect to any issuance of Additional Notes and excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and
(2)    the redemption occurs within 90 days of the date of the closing of such Equity Offering.
(c)    At any time prior to November 15, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).
(d)    On or after November 15, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, at its option, upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2016	102.875%
2017	101.438%
2018 and thereafter	100.000%

(e)    Unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable

Redemption Date. Any redemption pursuant to this Paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Supplemental Indenture.
(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company may redeem all Notes that remain outstanding following such purchase upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Purchase Date, at a Redemption Price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to, but excluding, the Redemption Date.
6.    Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
7.    Repurchase at Option of Holder.
(a)    Upon the occurrence of a Change of Control, Article 3 and Section 4.09 of the Supplemental Indenture shall apply to the extent applicable.
(b)    If the Company or any of its Restricted Subsidiaries consummates an Asset Sale, Article 3 and Section 4.05 of the Supplemental Indenture shall apply to the extent applicable.
8.    Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.
9.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.    Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
11.    Amendment, Supplement and Waiver. The Indenture or Notes may be amended or supplemented as provided in the Indenture.
12.    Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Supplemental Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Supplemental Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 5 days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
13.    Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.
14.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.
15.    Authentication. This Note shall not be valid until authenticated by manual, facsimile or electronic signature of the Trustee or an authenticating agent.
16.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
18.    Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.
The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
WellCare Health Plans, Inc.
8725 Henderson Road, Renaissance One
Tampa, FL 33634
Attention: General Counsel
Telecopier No.: (813) 206-6210

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 or 4.09 of the Supplemental Indenture, check the box below:
☐ Section 4.05
☐ Section 4.09
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.05 or Section 4.09 of the Supplemental Indenture, state the amount you elect to have purchased: $_________

Date: ___________	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:
(Insert assignee’s social security or other tax I.D. no.)
(Print or type assignee’s name, address and zip code)
and irrevocably appoint
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ___________	Your Signature: _____________________________________
(Sign exactly as your name appears on the Note)
Signature Guarantee: _________________________________

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B
FORM OF NOTATION OF GUARANTEE
For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of November 14, 2013 (the “Base Indenture”), between WellCare Health Plans, Inc., as issuer (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of November 14, 2013 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Subsidiary Guarantee is subject to release as and to the extent set forth in Sections 4.10, 8.02 and 8.03 of the Supplemental Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[NAME OF GUARANTORS]

By:
Name:
Title:

B-1

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY
ADDITIONAL GUARANTORS]
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [ ] among [ ] (the “Additional Subsidiary Guarantor”), a [ ] corporation and a [direct][indirect] subsidiary of WellCare Health Plans, Inc. (the “Company”) The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”) and a First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each dated as of November 14, 2013, providing for the issuance of the 5.75% Senior Notes due 2020 (the “Notes”);
WHEREAS, Sections 4.10 and 10.03 of the Supplemental Indenture provide that under certain circumstances the Company will cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and
WHEREAS, pursuant to Section 9.01(7) of the Supplemental Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.
For and in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
SECTION 1.    Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
SECTION 2.    Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Supplemental Indenture and to be bound by all other applicable provisions of the Indenture.
SECTION 3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 4.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED UNDER THE LAWS OF SUCH STATE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO

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THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
SECTION 5.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
SECTION 6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 7.    Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

WELLCARE HEALTH PLANS, INC.

By:
Name:
Title:

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

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